Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-125778

PROSPECTUS SUPPLEMENT NO. 1

1,799,920 Shares

Saba Software, Inc.

Common Stock

This prospectus supplement no. 1 supplements the prospectus dated December 23, 2005 relating to up to 1,799,920 shares of our common stock that the selling security holders named in the prospectus may offer for sale from time to time. The selling security holders acquired these shares from us in connection with our acquisition of THINQ Learning Solutions, Inc. completed on May 5, 2005.

Our common stock is traded on the Nasdaq National Market under the symbol “SABA.” On September 13, 2006, the last reported sales price for our common stock on the Nasdaq National Market was $5.08 per share.

See “ Risk Factors” beginning on page 5 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 14, 2006.

SELLING SECURITY HOLDERS

The following represents additional shares being sold by the selling security holders appearing in the “Selling Security Holders” section of the prospectus.

Name of Beneficial Owner	Number	Percent	Shares of Common Stock offered
Adase Partners LP a Limited Partnership	6,131	*	1,104
Amar Dhaliwal	11,670	*	1,913
Daniel H. Bathon, Jr.	1,275	*	1,275
Arthur Bruno	612	*	111
AT Investors LLC a Limited Liability Company	1,225	*	221
BCI Growth V LP	42,346	*	42,346
BCI Investors LLC	689	*	689
Beagle Limited	11,341	*	2,041
Bessec Ventures IV LP	7,503	*	7,503
Bessemer Venture Partners IV LP	11,254	*	11,254
Blue Rock Capital LP	11,478	*	6,454
Celerity Ventures LLC	1,655	*	1,655
Charles Burke	306	*	56
Charles River IX-B LLC	2,737	*	492
Charles River IX-C LLC	2,142	*	385
Charles River Partnership IX LP	151,225	*	27,213
Charles River Partnership IX-A LP	4,554	*	819
CIBC WMC Inc	88,305	*	49,656
Dain Rauscher Wessels Investors LLC	552	*	552
Dean Butler	1,225	*	221
Douglas Johnson	3,825	*	3,825
First Albany Private Fund 1999 LLC	3,065	*	552
First Albany Special Purpose Fund II LLC	3,065	*	552
Gary Tillman	221	*	221
Guy Bradley	1,654	*	1,654
Heller Arts Executive Pension Scheme	762	*	138
HLM/CB Fund LP	5,737	*	5,737
J&L Sherblom Family LLC	221	*	221
James S Tenner	121	*	121
Jefferies Venture Capital Fund I, LLC, fka Jefferies Employees Merchant Banking Fund LLC	387	*	387
Jefferies Investors II LLC	56	*	56
Jefferies Investors V LLC	111	*	111
Jim P Manzi	1,987	*	1,987
John M Connors Jr	7,355	*	1,323
Larry E Reeder	612	*	111
Mark Bertelsen	56	*	56
Mellon Ventures II LP	33,104	*	33,104
Michael A Margolis	111	*	111
Neal Goldman	306	*	56
Net Market Partners LP	4,413	*	4,413
Paul Hajar	306	*	56
Raymond Maskell	5,100	*	5,100
RLR Family Partners LP a Limited Partnership	3,065	*	552
Scott Lancaster	4,174	*	2,168
Sirios Capital Partners II LP	1,142	*	1,142
Sirios Capital Partners LP	164	*	164
Sirios Overseas Fund LTD	1,387	*	1,387
Sirios/QP Partners LP	1,723	*	1,723
Theodore F Bayer	33,138	*	33,138
WB Internet Fund 2000 LLC	502	*	502
WB Internet Fund 2000 QP LLC	602	*	602
Windspeed Partners Investment LLC	6,620	*	6,620
Windspeed Ventures LP	8,827	*	8,827

*	Less than 1%